EXHIBIT 11.1

                             APS HOLDING CORPORATION
                     COMPUTATION OF INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED  YEAR ENDED  YEAR ENDED
                                                                 JANUARY 31, JANUARY 25, JANUARY 27,
                                                                    1998        1997        1996
                                                                 --------    --------     --------
SHARES FOR BASIC AND DILUTED COMPUTATIONS:

Basic weighted average shares outstanding ...................      13,782       13,741      13,725
Dilutive impact of stock options ............................           0*           0*        176
                                                                 --------     --------    --------
Dilutive weighted average shares outstanding.................      13,782       13,741      13,901
                                                                 ========     ========    ========
NET INCOME (LOSS) FOR BASIC AND DILUTED COMPUTATIONS:

Income (loss) before extraordinary item .....................    ($95,293)    ($10,836)   $  9,236
Extraordinary item - charges resulting from extinguishment
  of debt, net of income taxes ..............................        --           --        (2,468)
                                                                 --------     --------    --------
     Net income (loss) ......................................    ($95,293)    ($10,836)   $  6,768
                                                                 ========     ========    ========
BASIC NET INCOME (LOSS) PER SHARE:

Income (loss) before extraordinary item .....................    ($  6.91)    ($  0.79)   $   0.67
Extraordinary item - charges resulting from extinguishment
  of debt, net of income taxes ..............................        --           --         (0.18)
                                                                 --------     --------    --------
     Basic net income (loss) per share ......................    ($  6.91)    ($  0.79)   $   0.49
                                                                 ========     ========    ========
DILUTED NET INCOME (LOSS) PER SHARE:

Income (loss) before extraordinary item .....................    ($  6.91)    ($  0.79)   $   0.66
Extraordinary item - charges resulting from extinguishment
  of debt, net of income taxes ..............................         --         --          (0.18)
                                                                 --------     --------    --------
     Diluted net income (loss) per share ....................    ($  6.91)    ($  0.79)   $   0.48
                                                                 ========     ========    ========

* Due to the anti-dilutive effect of the stock options on both basic and diluted loss per share ("LPS"), such amounts have been excluded from LPS.